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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                         May 1, 2006
       Unaudited First Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com



                            BALDWIN & LYONS ANNOUNCES
                           RECORD QUARTERLY NET INCOME

         INDIANAPOLIS, INDIANA, MAY 1, 2006--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) reported its highest ever quarterly net income of $11.6 million, or $.78 per share, aided by strong investment gains. This compares to the year earlier first quarter net income of $10.3 million, or $.70 per share. Operating income, defined as net income before capital gains and losses, was $7.0 million, or $.47 per share, compared to $7.1 million, or $.48 per share, for the first quarter of 2005. Net investment gains totaled $4.6 million, or $.31 per share, during the current quarter compared to gains of $3.2 million, or $.22 per share, in the prior year quarter.

Net premium written for the current quarter totaled $51.3 million, level with the first quarter of 2005 and 18% higher than the fourth quarter of 2005. The increase in premium written from the previous quarter reflects normal seasonal fluctuations in the private passenger products and a 70% increase in premium written by the small fleet trucking division. Net premiums earned during the current quarter totaled $43.2 million, down 7% from the $46.7 million reported for the first quarter of 2005. Net premiums earned from the Company's two largest product groups, fleet trucking and private passenger automobile, each declined from prior year levels. Competitive pressures in both divisions have resulted in the loss of business. Gary Miller, C.E.O., noted that the Company's long-standing policy of pricing to profitability and knowing when to stop when competitive pricing leaves little chance of profit is reflected in the first quarter premium earned. The discontinuance of the small business workers' compensation program late in 2004 also contributed to the drop in net premiums earned when compared to the prior year first quarter. These decreases were partially offset by increases of 32% and 27% for the Company's reinsurance assumed and small fleet trucking products, respectively. Increases in premium assumed resulted primarily from rate increases related to the renewal of programs effective January 1, 2006.

Pre-tax investment income increased 38% from the first quarter of last year. Continuing positive cash flow created more funds to invest and short-term yields have increased nearly two-fold during the past year.

The consolidated combined ratio of 89.3% produced an underwriting gain of $4.6 million compared to a combined ratio of 90.6% and an underwriting gain of $4.4 million for the first quarter of 2005. The consolidated loss and loss expense ratio decreased slightly from 67.8% in the prior year period to 67.0%. The consolidated underwriting expense ratio of 22.3% compares to 22.8% for the 2005 first quarter. Including fee income, the consolidated combined ratio was 86.8% with all products generating underwriting profits in the current year's first quarter.

Net investment gains for the first quarter of 2006 were $7.0 million compared to $4.9 million for the 2005 first quarter. Current quarter investment gains include approximately $4.7 million attributable to the increase in the fair

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value of limited partnership investments held by the Company. Of this total, an estimated $4.1 million is composed of unrealized gains at the partnership level; however, applicable accounting pronouncements require the Company, as investor, to record the increase in unrealized limited partnership appreciation as part of revenue and income. First quarter, 2005 investment gains included $2.8 million from limited partnership investments.

Shareholders' equity increased $9.4 million (2.7%) from December 31, 2005, after cash dividends paid during the quarter totaling $5.2 million ($.35 per share). Book value per common share outstanding was $23.89 at March 31, 2006, an increase of $.58 from year end 2005.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for May 1, 2006 at 11:00 AM ET (New York Time) to discuss results for the first quarter ended March 31, 2006. To gain access to the webcast of this call, please log on to http://viavid.net/dce.aspx?sid=00002F31 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until August 1, 2006.

You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.

To participate via teleconference, investors may dial 800-811-8824 (U.S./Canada) or 913-981-4903 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 8, 2006 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4729691.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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[OBJECT OMITTED]

FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                           THREE MONTHS ENDED
                                                                    MARCH 31,
                                                           -----------------------------
                                                               2006            2005
                                                           -------------    ------------
Operating revenue                                               $49,641        $ 51,803
Net investment gains                                              7,014           4,936
                                                           -------------    ------------

                                         TOTAL REVENUE          $56,655        $ 56,739
                                                           =============    ============

Operating income                                                $ 6,997         $ 7,138
Net investment gains,
   net of federal income taxes                                    4,559           3,208
                                                           -------------    ------------

                                            NET INCOME          $11,556        $ 10,346
                                                           =============    ============

Per share data - diluted:
   Average number of shares                                      14,889          14,845

   Operating income                                               $ .47           $ .48
   Net investment gains                                             .31             .22
                                                           -------------    ------------

                                            NET INCOME            $ .78           $ .70
                                                           =============    ============

Dividends paid to shareholders                                    $ .35           $ .25

Annualized return on average shareholders' equity:
   Operating income                                                9.1%           10.0%

   Net income                                                     15.0%           14.5%

Consolidated combined ratio of insurance
  subsidiaries (GAAP basis):
      Without fee income                                          89.3%           90.6%
      Including fee income                                        86.8%           88.2%

[OBJECT OMITTED]

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.